Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXIGENE REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. — August 4, 2015 — OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel therapies for treatment of cancer, today reported financial results for the quarter ended June 30, 2015.

For the second quarter of 2015, OXiGENE reported a net loss of $3.3 million compared to a net loss of $3.9 million for the comparable period in 2014. R&D expenses during the second quarter of 2015 were $2.0 million compared to $2.2 million in the second quarter of 2014. General and administrative expenses during the second quarter of 2015 were $1.3 million compared to $1.8 million in the second quarter of 2014.

At June 30, 2015, OXiGENE had cash of $33.1 million, compared to $30.0 million at December 31, 2014.

“I believe we have multiple opportunities to leverage our investigational products’ unique and demonstrated ability to block blood flow to various cancer tumors, particularly in combination with other antivascular therapies. As I mentioned last quarter, before the end of the year I look forward to presenting a clear development path for our future that we believe will optimize our pipeline assets,” said William D. Schwieterman, M.D., OXiGENE’s President and CEO.

OXiGENE also noted that it anticipates several upcoming regulatory and clinical milestones before the end of 2015. The company expects to submit a Special Protocol Assessment to the U.S. Food and Drug Administration for the potential Phase 3 study of fosbretabulin in combination with bevacizumab in platinum resistant ovarian cancer. The company plans to present results of the dose-ranging portion of the Phase 1 study of fosbretabulin in combination with pazopanib in ovarian cancer. Initial results from the ongoing Phase 1 trial in gastrointestinal neuroendocrine tumors (GI-NETs) are also scheduled to be announced. In addition, the company is on track to initiate a Phase 1 / 2 study of OXi4503 in acute myeloid leukemia (AML).

Conference Call Today

Members of OXiGENE’s management team will host a webcast and conference call today, August 4, 2015, at 4:30 p.m. EDT (1:30 p.m. PDT) to provide a second quarter 2015 financial and business update.

To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors & Media” tab, select the link to “Events and Presentations.” OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, or +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. The conference ID is 32409932.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which selectively disrupt abnormal blood vessels that sustain tumors. The company’s investigational drugs include fosbretabulin, which is in development as a treatment for solid tumors, and OXi4503, which is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

OXiGENE, Inc.

Balance Sheet Data

(Unaudited)

	June 30, 2015	December 31, 2014
	(All amounts in thousands)
Assets

Cash	$33,093	$30,031
Prepaid expenses and other current assets	471	322
Other assets	75	70

Total assets	$33,639	$30,423

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$1,166	$1,419
Total stockholders’ equity	32,473	29,004

Total liabilities and stockholders’ equity	$33,639	$30,423

OXiGENE, Inc.

Statement of Operations Data

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(All amounts in thousands, except per share data)

Operating Expenses:
Research and development	$1,981	$2,171	$3,650	$3,558
General and administrative	1,347	1,753	2,455	2,994

Total operating expenses	3,328	3,924	6,105	6,552

Loss from Operations	(3,328)	(3,924)	(6,105)	(6,552)

Investment income	5	1	8	2
Other (expense) income, net	(1)	(6)	1	(9)

Net loss and comprehensive loss	$(3,324)	$(3,929)	$(6,096)	$(6,559)

Basic and diluted net loss per common share attributable to common stock	$(0.13)	$(0.23)	$(0.26)	$(0.50)

Weighted-average number of common shares outstanding	26,545	17,259	23,835	13,179